Exhibit 4(b)

FIFTH AMENDMENT OF

LOAN AGREEMENT

THIS FIFTH AMENDMENT OF LOAN AGREEMENT (“Amendment”) is entered into and effective as of the 31st day of May, 2014 among NUGEN ENERGY, LLC, a South Dakota limited liability company (“Borrower”), FIRST NATIONAL BANK OF OMAHA in its capacities as Agent and a Bank (“Agent”) and the Banks party to the Loan Agreement referenced below, and amends that certain Loan Agreement dated November 1, 2011 among Borrower, the Agent and Banks (as amended, the “Loan Agreement”).

WHEREAS, pursuant to the Loan Agreement, Banks extended to Borrowers the Loans described in the Loan Agreement;

WHEREAS, pursuant to that certain First Amendment of Loan Agreement dated November 1, 2012, the Loan Termination Date of the Revolving Loan was extended to May 31, 2013;

WHEREAS, pursuant to that certain Second Amendment of Loan Agreement dated March 13, 2013, the Fixed Charge Coverage Ratio and Working Capital Covenant were modified and the Loan Agreement was otherwise amended as provided for therein;

WHEREAS, pursuant to that certain Third Amendment of Loan Agreement dated May 31, 2013, the Loan Termination Date of the Revolving Loan was extended to May 31, 2014;

WHEREAS, pursuant to that Fourth Amendment of Loan Agreement dated January 24, 2014, the capital expenditure covenant of the Loan Agreement was modified as provided for therein;

WHEREAS, Borrower, Agent and the Banks desire to extend the Loan Termination Date applicable to the Loans, modify the interest rate applicable to the Loans, modify the Non-Use Fee, modify the repayment provisions of the Term Loan, modify the Excess Cash Flow covenant, modify the Fixed Charge Coverage Ratio covenant, modify the capital expenditures covenant, modify the distributions covenant and otherwise amend the Loan Agreement as provided for in this Amendment; and

WHEREAS, the parties desire to amend the Loan Agreement as provided for in this Amendment.

NOW, THEREFORE, in consideration of the amendments to the Loan Agreement provided for below, the mutual covenants herein and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto agree to amend the Loan Agreement as follows:

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1. Capitalized terms used herein shall have the meaning given to such terms in the Loan Agreement as amended in this Amendment, unless specifically defined in this Amendment.

2. The definition of the term “Applicable Margin” in Section 1.4 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

1.4 “Applicable Margin” means, at any date, (a) in the case of Revolving Loan Advances, 2.75%, (b) in the case of the Term Loan, 3%, and (c) in the case of the Non-Use Fee, 0.25%.

3. The definition of the term “Loan Termination Date” in Section 1.27 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

1.27 “Loan Termination Date” means the earliest to occur of the following: (i) as to the Revolving Loan, May 31, 2015, as to the Term Loan, May 31, 2019, (ii) the date the Obligations are accelerated pursuant to this Agreement, and (iii) the date the Agent has received (a) notice in writing from Borrower of Borrower’s election to terminate this Agreement, including the Commitments, and (b) indefeasible payment in full of the Obligations.

4. The defined term “Floor” in Section 1.22 of the Loan Agreement is hereby deleted.

5. Section 2.4(a) of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

2.4. Interest.

(a) The outstanding principal balance of the REVOLVING LOAN will bear interest at a per annum variable rate equal to the LIBOR RATE plus the Applicable Margin applicable to the REVOLVING LOAN.

6. The first sentence of Section 2.9 of the Loan Agreement entitled “Fees”, is hereby amended by deleting the reference to 0.5% as the Non-Use Fee and inserting in lieu thereof 0.25%.

7. Section 2.13 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

2.13. Interest. The TERM LOAN will bear interest at a per annum variable rate equal to the LIBOR Rate plus the Applicable Margin for the TERM

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LOAN. Interest will be calculated on the actual number of days outstanding on the basis of a year consisting of 360 days, and will be payable quarterly in arrears, together with principal, on the date principal installments are due. The TERM LOAN will bear interest after occurrence and during the continuance of an EVENT OF DEFAULT and after maturity, whether by demand, acceleration or otherwise, at a per annum rate equal to 6% in excess of the interest rate applicable to the TERM LOAN calculated above, but not to exceed the maximum rate allowed by applicable law.

8. Section 2.14 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

2.14. Repayment; Maturity. The principal balance of the TERM LOAN will be payable in equal quarterly installments of $1,500,000, commencing on August 1, 2014, and continuing on each May 1, August 1, November 1 and February 1 thereafter until May 31, 2019 when the outstanding principal balance of the TERM LOAN, together with accrued and unpaid interest, will be due and payable in full. The quarterly principal payment on the TERM LOAN is calculated based upon a full amortization schedule. Each BANK with a TERM LOAN COMMITMENT will be entitled to its pro rata share of each principal and interest payment on the TERM LOAN in accordance with its Percentage of the TERM LOAN.

9. Effective as of the date of this Amendment, certain Banks will no longer be Banks under or parties to the Agreement and their respective Commitments are hereby terminated and reallocated among the remaining Banks party to this Amendment based upon the Commitments set out in Exhibit C attached to this Amendment and incorporated herein by reference. Exhibit C to the Loan Agreement is hereby deleted in its entirety and the Exhibit C attached to this Amendment is inserted in lieu thereof. To reflect the foregoing reallocation of the Commitments, on the date of this Amendment each remaining Bank shall pay to the Agent such sums as are necessary to reflect the proper allocation of the Loans after the reallocation of the Loans contemplated in this Amendment. In addition, Borrower will execute in favor of each remaining Bank with a Revolving Loan Commitment and deliver to Agent a First Amended and Restated Revolving Note in the maximum principal amount of each such remaining Bank’s Revolving Loan Commitment and Borrower will execute in favor of each remaining Bank with a Term Loan Commitment and deliver to Agent a First Amended and Restated Term Note in the maximum principal amount of each such remaining Bank’s Term Loan Commitment.

10. The definition of the term “Fixed Charge Coverage Ratio” in Section 1.21 of the Loan Agreement is hereby amended by adding the following at the end thereof:

Notwithstanding the actual principal payments due on the Term Loan as provided for in this Agreement, for purposes of calculation of the Fixed Charge Coverage Ratio only, the scheduled quarterly principal payments on the Term Loan shall be

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deemed to be $1,375,000 resulting in an annual scheduled principal payment on the Term Loan of $5,500,000.

11. Section 5.2.2 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

5.2.2 For each fiscal year, BORROWER shall determine and report to ADMINISTRATIVE AGENT, within 120 days after the end of each such fiscal year, the amount of its EXCESS CASH FLOW for such ended fiscal year. Effective on the 120th day after the end of each fiscal year following the CLOSING (each such day, an “EXCESS CASH FLOW REDUCTION DATE”), the BORROWER shall pay and apply to the principal balance of the TERM LOAN an amount equal to twenty percent (20%) of the EXCESS CASH FLOW for said ended fiscal year; provided, however, that, the maximum amount of such reduction for any fiscal year shall not exceed $6,000,000.00. Such payments shall not release BORROWER from making any payment of principal or interest otherwise required by this AGREEMENT or the TERM NOTES.

12. Section 5.4.9 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

5.4.9 Make, or commit to make, capital expenditures (including the total amount of any capital leases) in an aggregate amount exceeding $5,000,000.00 in any single fiscal year of BORROWER, nor capital expenditures not included in a ADMINISTRATIVE AGENT approved CAPEX BUDGET; provided, however, that not more than $6,000,000 of capital expenditures from the construction of two 1,100,000 bushel capacity grain bins at the PROJECT will be excluded from the determination of BORROWER’s capital expenditures in BORROWER’s 2014 fiscal year. ADMINISTRATIVE AGENT hereby approves the inclusion of such grain bins in BORROWER’s 2014 CAPEX BUDGET.

13. Section 5.4.10 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

5.4.10 Borrower may not declare or pay any dividends or distributions, or make any distribution of assets to its members, whether in cash, assets or obligations of Borrower, or allocate or otherwise set apart any funds or assets for the payment of any dividend without the prior written consent of the Administrative Agent except as provided for in this Section as follows (collectively, the “Permitted Distributions”):

(i) So long as on each payment date of a Permitted Distribution (a) no Event of Default has occurred and is continuing or would occur after giving effect to the payment of the Permitted Distribution described in this Subsection 5.4.10(i), (b) Borrower has complied with and delivered to the Agent Borrower’s annual audited financial statements and compliance certificates as required in this

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Agreement and (c) Borrower is in compliance with all of the financial and other covenants provided for in this Agreement and will remain so after giving effect to the payment of such distribution described in this Subsection 5.4.10(i), Borrower may distribute to its members Net Income (calculated in accordance with GAAP) each fiscal year, based upon the Net Income of Borrower for the immediately preceding fiscal year, in an amount not to exceed the percentage of Borrower’s Net Income for such preceding fiscal year determined as follows:

If Borrower’s leverage ratio (calculated as total Indebtedness to tangible net worth) in the previous fiscal year is:	Allowable Net Income distributions in the current fiscal year in the aggregate of up to:
Greater than or equal to 1.00 : 1.00	45% of the previous year’s Net Income
Less than 1.00 : 1.00 but greater than 0.75 : 1.00	55% of the previous year’s Net Income
Less than 0.75 : 1.00	65% of the previous year’s Net Income

(ii) Subject to the satisfaction of the requirements to payment provided for in subsection (i) above, Borrower may pay such Permitted Distribution at any time during the applicable fiscal year of Borrower and may pay such Permitted Distribution in installments during such fiscal year. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any Permitted Distributions or installments thereof be made prior to Borrower’s full payment and satisfaction of all of Borrower’s Obligations which have accrued to the date of payment of such Permitted Distributions, including the payment of Excess Cash Flow required in this Agreement.

14. The defined Term “Tax Distributions” in Section 1.44 of the Loan Agreement is hereby deleted and the term Tax Distributions is hereby otherwise deleted from the Loan Agreement. After the date of this Amendment, the only distributions permitted under the Loan Agreement are Permitted Distributions under Section 13 of this Amendment.

15. The defined term Adjusted EBIDTA in Section 1.2 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

1.2 “ADJUSTED EBITDA” means EBITDA less taxes, less capital expenditures and less Permitted Distributions and less non-cash items, in each case for the applicable reporting period.

16. Section 7.4 of the Loan Agreement is hereby amended by deleting the reference to Fallon Savage in the Agent’s notice Attention line and inserting in lieu thereof Blake Suing.

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17. This Amendment shall not be effective until BANK shall have received each of the following (each in form and substance acceptable to BANK) or the following conditions have been satisfied:

(a)	This Amendment, duly executed by Borrower and the Banks;

(b)	The First Amended and Restated Revolving Notes;

(c)	First Amended and Restated Term Notes;

(d)	An amendment of the Mortgages in form and substance satisfactory to the Agent amending the maturity date of the Loans provided for in the Mortgages;

(e)	A Secretary’s Certificate and resolutions authorizing Borrower’s entry into this Amendment, each in form and substance satisfactory to the Agent;

(f)	Such other matters as the Agent may reasonably require.

18. Except as modified herein, all other terms, provisions, conditions and obligations imposed under the terms of the Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified, affirmed and certified by Borrower. Borrower hereby ratifies and affirms the accuracy and completeness of all representations and warranties contained in the Loan Agreement and other Loan Documents. Borrower represents and warrants to the Agent and the Banks that the representations and warranties set forth in the Loan Agreement, and each of the other Loan Documents, are true and complete on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date), and as if each reference in “this Agreement” included references to this Amendment. Borrower represents, warrants and confirms to the Agent and the Banks that no Events of Default is now existing under the Loan Documents and that no event or condition exists which would constitute an Event of Default with the giving of notice and/or the passage of time. Nothing contained in this Amendment either before or after giving effect thereto, will cause or trigger an Event of Default under any Loan Document. To the extent necessary, the Loan Documents are hereby amended consistent with the amendments provided for in this Amendment.

19. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

20. This Amendment will be governed by and construed in accordance with the laws of the State of Nebraska, exclusive of its choice of laws rules.

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21. Borrower will comply with all terms and conditions of this Amendment and any other documents executed pursuant hereto and will, when requested by the Agent, execute and deliver such further documents and instruments necessary to consummate the transactions contemplated hereby and shall take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Amendment.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first written above.

FIRST NATIONAL BANK OF OMAHA, as Agent and as a Bank

By:	/s/ Blake Suing
Title:	Loan Officer

NUGEN ENERGY, LLC, Borrower

By:	/s/ Aaron Riedell
Title:	CEO
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AgStar Financial Services, PCA, as a Bank

By:	/s/ Ron Monson

Title:	Vice President
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1st Farm Credit Services, PCA, as a Bank

By:	/s/ Dale Richardson

Title:	Vice President
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1st Farm Credit Services, FLCA, as a Bank

By:	/s/ Dale Richardson

Title:	Vice President
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Farm Credit Services of America, PCA, as a Bank

By:	/s/ Ron Brandt

Title:	Vice President
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EXHIBIT C

BANKS’ COMMITMENTS

BANK	TERM LOAN COMMITMENT AMOUNT*	REVOLVING LOAN COMMITMENT AMOUNT	TOTAL COMMITMENT, TERM LOAN AND REVOLVING LOAN
First National Bank of Omaha	$14,727,272.74	$5,000,000.00	$19,727,272.74
1st Farm Credit Services, PCA	N/A	$2,000,000.00	$2,000,000.00
1st Farm Credit Services, FLCA	$6,000,000.00	N/A	$6,000,000.00
AgStar Financial Services, PCA	$4,636,363.63	$1,500,000.00	$6,136,363.63
Farm Credit Services of America, PCA	$4,636,363.63	$1,500,000.00	$6,136,363.63

Totals	$30,000,000.00	$10,000,000.00	$40,000,000.00

*The Total Term Loan Commitment on the date of the Fifth Amendment of Loan Agreement is $30,000,000 and the foregoing Term Loan Commitments are calculated based upon such amount.

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